UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2008

VICAL INCORPORATED

(Exact name of registrant as specified in charter)

Delaware	000-21088	93-0948554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10390 Pacific Center Court San Diego, California		92121-4340
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-1100

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities

On May 25, 2006, Vical Incorporated entered into a Research and Development Agreement (the “R&D Agreement”) with AnGes MG Inc. for the development of Vical’s Allovectin-7® cancer immunotherapeutic. In connection with the equity investments contemplated by the R&D Agreement, Vical and AnGes also entered into a Stock Purchase Agreement on May 25, 2006. Pursuant to the Stock Purchase Agreement, AnGes agreed to purchase up to an aggregate of $10,850,000 of Vical’s common stock in two closings. AnGes purchased $6,900,000 worth of Vical’s common stock in the first closing which occurred on May 30, 2006. AnGes purchased $3,950,000 worth of Vical’s common stock in the second closing which occurred on June 10, 2008 at a per share price of $3.56.

The shares of Vical’s common stock issued to AnGes at the second closing under the Stock Purchase Agreement were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as a transaction to an accredited investor not involving a public offering. AnGes represented to Vical that its intention was to acquire the securities for investment only and not with a view to the resale or distribution of the securities.

Under the Stock Purchase Agreement, Vical also granted AnGes limited rights to require Vical to register the shares of common stock under the Securities Act. AnGes has also agreed to certain transfer restrictions with respect to the shares of common stock sold under the Stock Purchase Agreement during the term of the research and development project contemplated by the R&D Agreement and has further agreed to certain standstill provisions whereby AnGes will refrain from acquiring or taking certain other actions with respect to Vical’s common stock, subject to certain exceptions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICAL INCORPORATED

Date: June 12, 2008	By:	/s/ JILL M. CHURCH
Jill M. Church
Vice President, Chief Financial Officer
and Secretary